UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2016

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Dynasil Corporation of America
(Exact name of registrant as specified in its charter)

Delaware	000-27503	22-1734088
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification No.)

313 Washington Street, Suite 403, Newton, MA 02458
(Address of principal executive offices)

(617)-668-6855
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 - Regulation FD Disclosure

Pursuant to Regulation FD, Dynasil Corporation of America (“Dynasil” or the “Company”) hereby furnishes slides that the Company will present to stockholders and investors via conference call and webcast on or after November 21, 2016. The slides are attached hereto as Exhibit 99.2. These slides will be available on Dynasil’s website at www.dynasil.com. The information furnished by the Company pursuant to this item, including Exhibit 99.2, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) or otherwise subject to the liability of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 8.01 - Other Events.

On November 16, 2016, Xcede Technologies, Inc. (“Xcede”) a subsidiary of Dynasil Corporation of America (“Dynasil”) entered into a strategic in-kind loan arrangement with Cook Biotech Inc. (CBI) of West Lafayette, IN, with respect to the planned first-in-human (FIH) clinical trials of the Xcede Patch. Xcede and CBI already have existing manufacturing, licensing and supply agreements, pursuant to which, among other things, CBI supplies Xcede with its extracellular matrix technology, a component of the Patch.

Pursuant to this new arrangement, CBI has agreed to provide Xcede with preclinical and clinical services necessary to complete FIH trials, and will oversee and execute such work on behalf of Xcede. In exchange for the value of such services, Xcede will issue to CBI, at a various times, secured promissory notes of Xcede in the aggregate principal amount of $1.5 million, bearing interest at 2% per annum.

As part of this arrangement, the following other transactions occurred:

•          Dynasil committed to invest $1.2 million in Xcede to fund the anticipated operating costs of Xcede through the anticipated completion of the FIH trials. These investments will be in the form of senior preferred stock.

•          Peter Sulick, Dynasil Chairman and CEO, and members of his family also made an additional cash investment in Xcede of $450,000 in junior preferred stock.

With these arrangements, it is expected that Xcede will have sufficient funds to complete the FIH trials and related preclinical studies for the Patch. The preclinical studies are anticipated to begin in 2016 and the FIH trial is expected to begin in 2017.

A Special Committee of the Dynasil Board of Directors, consisting of independent directors responsible for overseeing Dynasil’s investments in Xcede, reviewed the foregoing and unanimously approved Dynasil’s investment. Immediately prior to these investments, the existing convertible notes of Xcede were restructured so that holders (including Dynasil) were converted into junior preferred securities. Once Dynasil’s investment is fully funded, the anticipated Xcede’s capitalization shall consist of the long-term secured debt owed to CBI and the following outstanding equity: approximately 945,000 shares of senior preferred stock (with Dynasil holding 100%); approximately 5,400,000 shares of junior preferred stock (with Dynasil holding 43%) and approximately 3,240,000 shares of common stock (with Dynasil holding 83%). On a fully converted common stock basis, the foregoing would equal a Dynasil interest of approximately 54%.

The Dynasil press release dated November 18, 2016 announcing titled “Dynasil Corporation and Cook Biotech Inc. Join Together to Advance Xcede Technologies Patch through First in Human Trials” is attached as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 - Financial Statements and Exhibits.

(c) Exhibits

99.1 Dynasil Corporation of America press release dated November 18, 2016.

99.2 Slides presented by Dynasil Corporation via conference call and webcast on or after November 21, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNASIL CORPORATION OF AMERICA
(Registrant)

Date: November 18, 2016	By: /s/ Robert J. Bowdring
Robert J. Bowdring
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Dynasil Corporation of America press release dated November 18, 2016.
99.2	Slides presented by Dynasil Corporation via conference call on or after November 21, 2016.